Exhibit 99.1

 Mace Security International Reports Financial Results for the First
                            Quarter of 2006

    MOUNT LAUREL, N.J.--(BUSINESS WIRE)--Aug. 14, 2006--Mace Security International, Inc. ("Mace" or the "Company") (Nasdaq:MACE), a manufacturer of electronic surveillance, security and personal defense products, and an owner and operator of car and truck wash facilities, today announced results for the first quarter ended March 31, 2006.

    Financial Results

    Total revenues for the quarter ended March 31, 2006 were $14.3 million compared to $14.7 million for the same period in 2005. The decrease in revenues was primarily due to a decrease in revenues from the Car and Truck Wash Segment of approximately $0.5 million, or 7%, in the first quarter of 2006 compared to the first quarter of 2005. Wash and detailing revenues decreased from $6.7 million in the first quarter of 2005 to $6.1 million in the first quarter of 2006, a decrease of $0.6 million, or 9%. This decrease was primarily the result of the Company leasing its truck wash operations to a third party, effective January 1, 2006. Under this leasing arrangement, the Company is paid $9,000 per month, which is reported as income from operating agreements. Revenues from the truck wash operations were $451,000 in the first quarter of 2005.
    For the first quarter of 2006, revenues within the Security Segment increased by $162,000 compared to the first quarter of 2005. The increase in revenues within the Security Segment was principally due to the Securetek, Inc. operations, which were acquired in November 2005, partially offset by a decrease in our consumer direct electronic surveillance and high-end fiber optic camera sales.
    Gross profit as a percentage of revenues was approximately 25.5% for the first quarter of 2006 and 27.0% for the first quarter of 2005. Gross profit percentage for 2006 was comprised of 29.7% for the Security Segment and 21.9% for the Car and Truck Wash Segment while, for 2005, this percentage was comprised of 28.1% for the Security Segment and 26.3% for the Car and Truck Wash Segment. The decrease in the Car and Truck Wash gross profit percentage was a result of an increase in labor costs as a percentage of car wash and detailing revenues from 45% in 2005 to 48% in 2006, combined with increases in workers' compensation costs, car damage claims, and other operating costs.
    Selling, general and administrative ("SG&A") expenses for the first quarter of 2006 increased by $697,000 over the same period in 2005. The increase in SG&A costs is primarily the result of the growth in the Security Segment which added an additional $262,000 of SG&A costs in 2006; an increase in advertising costs in the Car and Truck Wash Segment; $259,000 related to non-cash charges to compensation expense for share-based compensation as a result of adoption of Statement of Financial Accounting Standard No. 123 R; and $216,000 of legal and consulting fees relating to the ongoing immigration investigation.
    Operating loss for the first quarter of 2006 was $852,000 compared to operating income of $170,000 in the first quarter of 2005. The operating loss was principally the result of the decrease in Car and Truck Wash Segment gross profit and the increase in SG&A costs noted above. Additionally, in the first quarter of 2006, the Company recorded a valuation allowance of $364,000 against its deferred tax assets. The Company recorded a valuation allowance against its net deferred tax assets as a result of management being unable to conclude that realization of the net deferred income tax asset was more likely than not.
    In February 2006, the Company approved a plan to sell its Arizona car wash region for $19.5 million. Accordingly, the results of operations for this region are shown as discontinued operations for financial reporting purposes. The Arizona car wash region generated income of $72,000 in the first quarter of 2006 compared to a loss of $9,000 in the same period of 2005.
    The net loss for the first quarter of 2006 was $966,000, or $(0.06) per share, compared to net income of $11,000, or $0.00 per share for the first quarter of 2005.
    The Company's net book value was $61.1 million, or $4.00 per share, at March 31, 2006. In addition, Mace had $94.6 million in total assets, including $8.66 million of cash and short-term investments, at March 31, 2006.
    As previously disclosed, the Company learned on March 13, 2006 that the United States Attorney for the Eastern District of Pennsylvania is investigating the Company for the alleged hiring of undocumented workers at the Company's car washes. The Company was served with a federal grand jury subpoena seeking certain employment related documents. The Company is in the process of responding to the subpoena. The Company has been informed by the government that it is a subject of the government's investigation. The Company intends to fully cooperate with the investigation.
    Mace Security International, Inc. is a manufacturer of electronic surveillance, security and personal defense products, and an owner and operator of car and truck wash facilities. Additional information about Mace is available at www.mace.com.

    Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. When used in this press release, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "projected," "intend to" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks, known and unknown, and uncertainties, including but not limited to economic conditions, dependence on management, dilution to shareholders, limited capital resources, the effects of weather on the demand for car care services, the effects of rapid growth on Mace and the ability of management to effectively respond to that growth, our ability to achieve operating synergies, our ability to compete against established competitors, regulatory matters, the effects of competition, and our ability to obtain additional financing. Such factors could materially adversely affect Mace's financial performance and could cause Mace's actual results for future periods to differ materially from any opinions or statements expressed within this press release. Additional discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations are contained under the heading "Risk Factors" in Mace's SEC filings, including its registration statements and its periodic reports on Form 10-K and Form 10-Q. This press release should be read in conjunction with the financial statements and notes contained in Mace's annual reports on Form 10-K and quarterly reports on Form 10-Q.


          Mace Security International, Inc. and Subsidiaries
                 Consolidated Statements of Operations
        (In thousands, except share and per share information)
                              (Unaudited)

                                         Three Months Ended March 31,
                                         -----------------------------
                                              2006           2005


Revenues
   Car wash and detailing services       $       6,105  $       6,691
   Lube and other automotive services              800            744
   Fuel and merchandise sales                      858            906
   Security sales                                6,527          6,365
                                         -------------- --------------
                                                14,290         14,706
Cost of revenues
   Car wash and detailing services               4,689          4,749
   Lube and other automotive services              617            613
   Fuel and merchandise sales                      754            788
   Security sales                                4,590          4,579
                                         -------------- --------------
                                                10,650         10,729

Selling, general and administrative
 expenses                                        4,038          3,341
Depreciation and amortization                      454            466
                                         -------------- --------------

Operating (loss) income                           (852)           170

Interest expense, net                             (264)          (218)
Other income                                        90             79
Income from operating agreement                     27              -
                                         -------------- --------------
(Loss) income from continuing operations
 before income taxes                              (999)            31

Income tax expense                                  39             11
                                         -------------- --------------

(Loss) income from continuing operations        (1,038)            20

Income (loss) from discontinued
 operations, net of tax                  $          72  $          (9)

                                         -------------  --------------
Net (loss) income                        $        (966) $          11
                                         ============== ==============

Per share of common stock (basic and
 diluted):
(Loss) income from continuing operations $       (0.07) $        0.00
Income (loss) from discontinued
 operations                                       0.01           0.00
                                         -------------- --------------
Net (loss) income                        $       (0.06) $        0.00
                                         ============== ==============

Weighted average shares outstanding
   Basic                                    15,272,882     15,271,132
   Diluted                                  15,272,882     15,655,863

    CONTACT: Mace Security International, Inc.
             Eduardo Nieves, Jr., 954-449-1313
             www.mace.com